EXHIBIT 21 — SUBSIDIARIES OF OUR COMPANY

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

	Organized	% Owned by
	Under	Immediate
Subsidiary	Laws of	Parent(1)

American Axle & Manufacturing Holdings, Inc.	Delaware
American Axle & Manufacturing, Inc.	Delaware	100%
AAM Receivables Corp.	Delaware	100%
American Axle International Sales, LTD.	U.S. V.I.	100%
Colfor Manufacturing Inc.	Delaware	100%
MSP Industries Corporation	Michigan	100%
MSP Team, LLC	Michigan	99%	(2)
American Axle & Manufacturing de Mexico Holdings S. de R.L. de C.V.	Mexico	99.99%	(2)
Guanajuato Gear & Axle de Mexico S. de R.L. de C.V.	Mexico	99.99%	(2)
American Axle & Manufacturing de Mexico S.A. de C.V.	Mexico	99.99%	(2)
AAM International Holdings, Inc.	Delaware	100%
Albion Automotive (Holdings) Limited	Scotland	100%
Albion Automotive Limited	Scotland	100%
Farington Components Limited	England	100%
AAM Comércio e Participações Ltda.	Brazil	99.99%	(2)
AAM do Brasil Ltda.	Brazil	99.2%

(1)	All subsidiaries set forth herein are reported in our financial statements through consolidations; there are no subsidiaries omitted from this list.

(2)	Remaining shares owned by the Company or its subsidiaries.

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